Exhibit 10.1
VECTOR GROUP LTD.
SENIOR EXECUTIVE INCENTIVE COMPENSATION PLAN
Adopted January 14, 2011
1. Plan Purpose
     The Vector Group Ltd. Senior Executive Incentive Compensation Plan (the “Plan”) provides for employees of the Company and its subsidiaries who are considered to be executive officers of the Company (the “Executive Officers”) and other designated senior officers of the Company and its subsidiaries (“Other Employees” and, together with the Executive Officers, the “Covered Employees”) to receive annual and long-term incentive awards based on the achievement of specific goals and objectives as established by the committee of the Company’s Board of Directors (the “Board”) administering the Plan.
2. Administration
     Unless otherwise designated by the Board, the Compensation Committee of the Board shall serve as the committee to administer the Plan. The Compensation Committee has delegated to its Performance-Based Compensation Subcommittee (the “Subcommittee”) the authority with respect to awards under the Plan to the Executive Officers. The Subcommittee shall be comprised exclusively of members of the Board who are “outside directors” within the meaning of Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulation 1.162-27(e)(3). The Subcommittee shall be appointed from time to time by the Board and shall consist of not less than two of the then members of the Board who are “outside directors”, as defined above. The Compensation Committee and (in the case of Executive Officers) the Subcommittee (in either case, as applicable, the “Committee”) shall have the authority, subject to the provisions herein, (a) to select Covered Employees to participate in the Plan (the “Participants”); (b) to establish and administer the performance goals and conditions, and to certify whether such goals and conditions have been attained; (c) to determine whether payment of any individual award or all awards should be made, and to determine whether any individual award or all awards should be reduced or eliminated; (d) to construe and interpret the Plan and any agreement or instrument entered into under or in connection with the Plan; (e) to establish, amend, and waive rules and regulations for the Plan’s administration; and (f) to make all other determinations that may be necessary or advisable for the administration of the Plan. The determinations under the Plan by the Committee need not be uniform and may be made selectively among the Participants, whether or not such Participants are similarly situated. Any determination by the Committee pursuant to the Plan shall be final, binding and conclusive on all employees and Participants and anyone claiming under or through any of them.
3. Eligibility
     Participation in the Plan is limited to selected Covered Employees as determined by the Committee. With respect to awards under the Plan, the Committee shall select the Covered Employees who shall participate in the Plan for any performance period no later than the applicable deadline (the “Determination Date”) for the establishment of performance goals permitting the compensation payable to such Covered Employee for such period hereunder to qualify as “qualified performance-based compensation” under Treasury Regulation 1.162-27(e).

4. Establishment of Performance Goals and Award Opportunities
     With respect to performance period award opportunities under the Plan, the Committee shall establish, in writing, no later than the Determination Date for each period, the method for computing the amount of compensation that will be payable under the Plan to each Participant for such period if the performance goals established by the Committee for such period are attained in whole or in part and if the Participant’s employment by the Company or a subsidiary continues without interruption during that performance period (subject to the provisions of Section 7 hereof). Any such method shall be stated in terms of an objective formula or standard that precludes discretion to increase the amount of the award that would otherwise be due upon attainment of the goals and may be different for each Participant. Notwithstanding anything to the contrary contained herein, the Committee may, however, exercise negative discretion (within the meaning of Treasury Regulation 1.162-27(e)(2)(iii)(A)) with respect to any award hereunder to reduce any amount that would otherwise be payable hereunder.
     No later than the Determination Date for each performance period, the Committee shall establish in writing the performance goal(s) for the applicable performance period, which shall be based on any of the following performance criteria, either alone or in any combination, on either a consolidated or business unit or divisional level, and which shall include or exclude discontinued operations, acquisition expenses and restructuring expenses, as the Committee may determine: net earnings (either before or after interest, taxes, depreciation and amortization), economic value-added (as determined by the Committee), sales or revenue, net income (either before or after taxes), operating earnings, cash flow (including, but not limited to, operating cash flow and free cash flow), cash flow return on capital, return on net assets, return on stockholders’ equity, return on assets, return on capital, stockholder returns, dividends and/or other distributions, return on sales, gross or net profit margin, productivity, expense, margins, operating efficiency, customer satisfaction, working capital, debt, debt reduction, earnings per share, price per share of stock, market share, completion of acquisitions, business expansion, product diversification, new or expanded market penetration and other non-financial operating and management performance objectives. The foregoing performance criteria shall have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items, as the Committee may specify: extraordinary, unusual or non-recurring items; effects of changes in tax law, accounting principles or other such laws or provisions affecting reported results; effects of currency fluctuations; effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities); expenses for restructuring, productivity initiatives or new business initiatives; impairment of tangible or intangible assets; litigation or claim judgments or settlements; non-operating items; acquisition expenses; and effects of assets sales or divestitures. Any such performance criterion or combination of such performance criteria may apply to the Participant’s award opportunity in its entirety or to any designed portion or portions of the award opportunity, as the Committee may specify.

5. Maximum Award
     The maximum amount of compensation that may be paid to any Participant as an annual award hereunder is $5,000,000, and the maximum amount of compensation that may be paid to any Participant as a long-term award hereunder is $10,000,000.
6. Attainment of Performance Goals Required
     Awards shall be paid under this Plan for any year, or for any applicable multi-year performance period, solely on account of the attainment of the performance goal(s) established by the Committee with respect to such year or such applicable multi-year performance period. Awards shall also be contingent upon the Participant remaining employed by the Company or a subsidiary of the Company during such year or during such applicable multi-year performance period (subject to the provisions of Section 7 hereof).
7. Effect of Termination of Employment
     With respect to any annual award under the Plan, in the event of termination of employment by reason of death, disability or retirement (each as determined by the Committee) during the Plan year, an award shall be payable under this Plan to the Participant or the Participant’s estate for such year, which shall be paid at the same time as the award the Participant would have received for such year had no termination of employment occurred, and which shall be equal to the amount of such award multiplied by a fraction the numerator of which is the number of full or partial calendar months elapsed in such year prior to termination of employment and the denominator of which is the number twelve. With respect to any long-term award under the Plan, in the event of termination of employment by reason of death or disability (as determined by the Committee) during the applicable multi-year performance period, an award shall be payable under this Plan to the Participant or the Participant’s estate only if the Participant was employed by the Company, or a subsidiary thereof, during the applicable multi-year performance period for a number of months exceeding 80% of the total duration of such multi-year performance period. In that eventuality, an award shall be payable under this Plan to the Participant or the Participant’s estate for such multi-year performance period, which shall be paid at the same time as the award the Participant would have received for such multi-year performance period had no termination of employment occurred, and which shall be equal to the amount of such award multiplied by a fraction the numerator of which is the number of full or partial calendar months elapsed during such multi-year performance period prior to the termination of employment, and the denominator of which is the total number of calendar months comprising the applicable multi-year performance period. A Participant whose employment terminates prior to the end of a Plan year with respect to an annual award opportunity, or prior to the end of any applicable multi-year performance period with respect to a long-term award opportunity, for any reason other than as described in this Section 7 above, shall not be entitled to any award under the Plan for that year, or for that multi-year performance period, as the case may be.

8. Stockholder Approval and Committee Certification Contingencies; Payment of Awards
     Payment of any awards under the Plan shall be contingent upon the approval of the Plan by the affirmative vote of at least a majority of the Company’s stockholders casting votes (including abstentions) at the next annual meeting of the Company’s stockholders. Unless and until such stockholder approval is obtained, no award shall be paid pursuant to the Plan. Payment of any award under the Plan shall also be contingent upon the Committee’s certifying in writing that the performance goals, and any other material terms and conditions, applicable to such award were in fact satisfied, in accordance with applicable Treasury Regulations under Code Section 162(m). Unless and until the Committee so certifies, such award shall not be paid. Unless the Committee provides otherwise, earned awards shall be paid no later than 2 1/2 months after the end of the year, or the end of any applicable multi-year performance period, with respect to which such award is earned. At the sole discretion of the Committee, in the case of long-term incentive awards, up to 50% of such payment may be made in common stock of the Company (subject to any payroll tax withholding the Company may determine applies).
     To the extent necessary for purposes of Code Section 162(m), the Plan shall be resubmitted to stockholders for their re-approval with respect to awards payable for the taxable years of the Company commencing on and after 5th anniversary of initial stockholder approval.
9. Amendment, Termination and Term of Plan
     The Board may amend, modify or terminate the Plan at any time in whole or in part, but no such action shall adversely affect any rights or obligations with respect to awards theretofore made under the Plan. The Plan will remain in effect until terminated by the Board.
10. Interpretation and Construction
     Any provision of the Plan to the contrary notwithstanding, (a) awards under the Plan are intended to qualify as “qualified performance-based compensation” under Treasury Regulation 1.162-27(e) and (b) any provision of the Plan that would prevent an award under the Plan from so qualifying shall be administered, interpreted and construed to carry out such intention and any provision that cannot be so administered, interpreted and construed shall to that extent be disregarded. No provision of the Plan, nor the selection of any Covered Employee to participate in the Plan, shall constitute an employment agreement or affect the duration of any Participant’s employment, which shall remain “employment at will” unless an employment agreement between the Company and the Participant provides otherwise. Both the Participant and the Company shall remain free to terminate the Participant’s employment at any time to the same extent as if the Plan has not been adopted. The existence of the Plan and/or any award under the Plan shall not limit, affect or restrict in any way the right or power of the Board or the stockholders to take or authorize any action, or to refrain from taking or authorizing any action, with respect to the stock, assets, obligations or business of the Company and/or any of its subsidiaries.

     Notwithstanding any provisions of the Plan to the contrary, if any benefit provided under the Plan is subject to the provisions of Section 409A of the Code and the regulations issued thereunder, the provisions of the Plan shall be administered, interpreted and construed in a manner necessary to comply with Section 409A of the Code and the regulations and other guidance issued thereunder (or disregarded to the extent such provision cannot be so administered, interpreted, or construed) so that no Participant will be subject to any additional tax imposed under Section 409A of the Code.
11. No Funding of Plan
     The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any award under the Plan. All benefits under the Plan shall be paid from the general assets of the Company. Participants in the Plan shall have no rights to any awards or benefits provided hereunder greater than the rights of an unsecured creditor of the Company.
12. Governing Law
     The terms of the Plan shall be governed by the laws of the State of Delaware, without reference to the conflicts of laws principles thereof.

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